Exhibit 99.1

MBIA Inc. 113 King Street Armonk, NY 10504 www.mbia.com

NEWS RELEASE

Contacts:

MBIA, Media: Willard Hill +1-914-765-3860

MBIA, Media: Elizabeth James +1-914-765-3889

MBIA, Investor Relations: Greg Diamond +1-914-765-3190

MBIA ANNOUNCES $1 BILLION SURPLUS NOTES OFFERING AS PART OF COMPREHENSIVE PLAN TO STRENGTHEN CAPITAL TO MEET OR EXCEED RATING AGENCIES’ TRIPLE-A REQUIREMENTS

ARMONK, N.Y. – January 9, 2008 – MBIA Inc. (NYSE: MBI) (the “Company”) today announced that as part of its plan to raise capital to meet or exceed the rating agencies’ Triple-A requirements, its primary insurance operating subsidiary, MBIA Insurance Corporation (the “Insurance Company”), intends to issue $1 billion of surplus notes due 2033. The notes are callable at par at the Company’s option on the fifth anniversary of the date of issuance and every fifth anniversary thereafter.

The notes will be subordinate in right of payment to all existing and future debt issued, incurred or guaranteed by the Insurance Company, all existing and future claims of policyholders and beneficiaries and all other creditor claims which have priority over claims with respect to the notes under New York insurance law, other than any future surplus notes or similar obligations.

The notes are being offered in the United States to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended, and outside the United States pursuant to Regulation S under the Securities Act. The notes will not be registered under the Securities Act and may not be offered or sold in the United States absent registration or exemption from the registration requirements.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any offer or sale of the surplus notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any jurisdiction.

This news release may contain forward-looking information relating to the future performance of the Insurance Company. These forward-looking statements are not guarantees of the Insurance Company’s future performance. Actual results may differ materially from these forward-looking statements due to various potential factors. Descriptions of these potential factors can be found in the Company’s SEC filings, which can be accessed by the Company’s Web site, www.mbia.com. The Company undertakes no obligation to publicly correct or update any forward-looking statements even if it later becomes aware that such results are not likely to be achieved.

MBIA Inc., through its subsidiaries, is a leading financial guarantor and provider of specialized financial services. MBIA’s innovative and cost-effective products and services meet the credit enhancement, financial and investment needs of its public and private sector clients, domestically and internationally. MBIA Inc.’s principal operating subsidiary, MBIA Insurance Corporation, has a financial strength rating of Triple-A from Moody’s Investors Service, Standard & Poor’s Ratings Services and Rating and Investment Information, Inc. Fitch Ratings has placed MBIA on Rating Watch Negative. MBIA has offices in London, Madrid, Mexico City, Milan, New York, Paris, San Francisco, Sydney and Tokyo. Please visit MBIA’s Web site at www.mbia.com.

2